Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I/A

(Form Type)

JPMorgan Private Markets Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	—	—

Fees Previously Paid	$23,753,360.20 (1)	$0.0001476	$3,506 (2)
Total Transaction Valuation	$23,753,360.20
Total Fees Due for Filing			$3,506

Total Fees Previously Paid			$3,506
Total Fee Offsets			—

Net Fee Due			$0.00

(1)

The transaction valuation is calculated as the aggregate maximum purchase price for shares of JPMorgan Private Markets Fund (the “Fund”). The fee of $3,506 was paid in connection with the filing of the Schedule TO by the Fund (File No. 005-94124) on August 15, 2024 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(2)	Calculated at $147.60 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—		—